EXHIBIT 5


                 AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT


                                     among


                                FRONTSTEP, INC.,

                   THE SEVERAL INVESTORS NAMED IN SCHEDULE I

                                      and

                         THE SHAREHOLDERS NAMED HEREIN

                           Dated as of March 7, 2002


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                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
                                   ARTICLE 1
                                  DEFINITIONS

Section 1.01.  Definitions....................................................2

                                   ARTICLE 2
                        SECURITIES TRANSFER RESTRICTIONS

Section 2.01.  Restrictive Legends............................................4
Section 2.02.  Notice Of Proposed Transfer....................................5
Section 2.03.  Termination Of Restrictions....................................5
Section 2.04.  Non-applicability Of Restrictions On Transfer..................6
Section 2.05.  Shareholder Sales..............................................6

                                   ARTICLE 3
                               INFORMATION RIGHTS

Section 3.01.  Financial Statements, Reports, Etc.............................6
Section 3.02.  Inspection, Consultation And Advice............................8
Section 3.03.  Confidentiality Agreement......................................8

                                   ARTICLE 4
                         PRE-EMPTIVE RIGHTS AND WAIVERS

Section 4.01.  Pre-Emptive Rights.............................................9
Section 4.02.  Waivers.......................................................10

                                   ARTICLE 5
                              REGISTRATION RIGHTS

Section 5.01.  Registration On Form S-3......................................11
Section 5.02.  Incidental Registration.......................................12
Section 5.03.  Registration Procedures.......................................12
Section 5.04.  Expenses......................................................15
Section 5.05.  Rule 144 Requirements.........................................16
Section 5.06.  Investors' Information........................................16
Section 5.07.  Transfer Of Registration Rights...............................16
Section 5.08.  Hold-back Agreement...........................................16
Section 5.09.  Other Shareholders............................................17


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                                   ARTICLE 6
                                INDEMNIFICATION

Section 6.01.  Indemnification...............................................17

                                   ARTICLE 7
                                TAG-ALONG RIGHTS

Section 7.01.  Tag-along Right...............................................19
Section 7.02.  Notice Of Intent To Participate...............................19
Section 7.03.  Sale Of Tag-along Shares......................................19

                                   ARTICLE 8
                             REPRESENTATION RIGHTS

Section 8.01.  Board Of Directors............................................20
Section 8.02.  Voting........................................................21

                                   ARTICLE 9
                                 MISCELLANEOUS

Section 9.01.  Term Of Agreement.............................................23
Section 9.02.  Severability; Governing Law...................................23
Section 9.03.  Injunctive Relief.............................................24
Section 9.04.  Binding Effect................................................24
Section 9.05.  Modification Or Amendment.....................................24
Section 9.06.  Aggregation...................................................24
Section 9.07.  Counterparts..................................................24
Section 9.08.  Notices.......................................................24
Section 9.09.  Entire Agreement..............................................25

SCHEDULE I     -     Original Investors
SCHEDULE II    -     2002 Investors


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


                 AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT


     AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT, dated as of March 7, 2002 among FRONTSTEP, INC. (formerly known as Symix Systems, Inc.), an Ohio corporation (the "Company"), the several investors named in the attached
Schedule I (such investors the "Original Investors"), Lawrence J. Fox (the "Shareholder") and James A. Rutherford ("Mr. Rutherford," together with the Shareholder, the "Shareholders")

     WHEREAS, on May 10, 2000 the Original Investors purchased an aggregate of 566,933 shares of the authorized but unissued Series A Convertible Participating Preferred Shares, without par value, of the Company (the "Preferred Shares"), which are convertible into common shares, without par value, of the Company (the "Common Shares ") and warrants (the "Original Warrants") to purchase an aggregate of 453,546 shares of the authorized but unissued Common Shares and entered into with the Company and the Shareholder that certain Investor Rights Agreement (the "Original Investor Rights Agreement") providing for, inter alia, the ability of the Original Investors to purchase and/or participate in subsequent sales of equity securities of the Company by the Company or the Shareholder;

     WHEREAS, the Company wishes to issue and sell to the several investors named in the attached Schedule II (the "2002 Investors") $1,500,000 of 10% subordinated notes due 2004 (the "Initial Notes") and warrants (the "2002 Warrants") to purchase an aggregate of 600,000 shares of the authorized but unissued Common Shares pursuant to a Securities Purchase Agreement dated March 7, 2002 (the "Securities Purchase Agreement");

     WHEREAS, the Company wishes to issue and sell to the 2002 Investors $3,500,000 of 10% subordinated convertible notes due 2004 (the "Convertible Notes"), which are convertible into Common Shares, pursuant to the Securities Purchase Agreement;

     WHEREAS, one of the conditions to the investment in the Company by the 2002 Investors is the execution of this Amended and Restated Investor Rights Agreement providing for, inter alia, the ability of the 2002 Investors to purchase and/or participate in subsequent sales of equity securities of the Company by the Company on a pro rata basis based upon the amount of Registrable Stock (as defined below) held by such 2002 Investor; and

     WHEREAS, the Company and Original Investors holding more than seventy-five percent (75%) of the Common Shares (as defined below) issued or issuable upon conversion of any Restricted Securities (as defined in the Original

Investor Rights Agreement) have approved this Amended and Restated Investor Rights Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and the investment by the 2002 Investors pursuant to the Securities Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

     Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

     "Affiliate" shall mean any entity controlling, controlled by or under common control with a designated Person. For the purposes of this definition, "control" shall have the meaning specified for that word in Rule 405 promulgated by the Securities and Exchange Commission under the Securities Act.

     "Commission" shall mean the Securities and Exchange Commission.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended prior or after the date hereof, or any federal statute or statutes which shall have been enacted to take the place of such Act, together with all rules and regulations promulgated thereunder.

     "FAEF" means Fallen Angel Equity Fund, L.P.

     "Holder" means the Persons who shall, from time to time, own of record any Restricted Security.

     "Investor" means any Original Investor or 2002 Investor.

     "MSDW Investor" means any of Morgan Stanley Dean Witter Venture Partners IV, L.P., Morgan Stanley Dean Witter Venture Investors IV, L.P., Morgan Stanley Dean Witter Venture Offshore Investors IV, L.P. or Morgan Stanley Dean Witter Equity Funding, Inc.

     "Person" means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated organization or a government organization or an agency or political subdivision thereof.

     "Registrable Stock" shall mean (A) all Common Shares held by the Original Investors from time to time, including all of the Common Shares into


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which the Preferred Shares, the Initial Notes or the Convertible Notes may be
converted and for which the Original Warrants or the 2002 Warrants may be exercised and (B) any Common Shares held by the Shareholders which Common Shares were received upon conversion of the Initial Notes, the Convertible Notes or exercise of the 2002 Warrants; provided, however, that such Common Shares shall only be treated as Registrable Stock if and so long as they have not been (i) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (ii) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions and restrictive legends with respect to such Common Shares are removed upon the consummation of such sale.

     "Registration Statement" shall mean a registration statement filed by the Company with the Commission for a public offering and sale of securities of the Company (other than a registration statement on Form S-8, Form S-4, or successor forms, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation).

     "Restricted Security" means any of the Preferred Shares, Initial Notes, Convertible Notes, Original Warrants, 2002 Warrants or the Common Shares issuable upon conversion of the Preferred Shares, Initial Notes or Convertible Notes or exercise of the Original Warrants or 2002 Warrants to the extent such securities are not registered under the Securities Act.

     "Securities Act" means the Securities Act of 1933, as amended prior to or after the date hereof, or any federal statute or statutes which shall be enacted to take the place of such Act, together with all rules and regulations promulgated thereunder.

     "Transfer" means any direct or indirect sale, transfer, assignment, pledge or other disposition (whether with or without consideration and whether voluntary or involuntary or by operation of law). Derivatives thereof will be similarly defined.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

         Term                                             Section
         ----                                             -------
         2002 Investors                                   Preamble
         2002 Warrants                                    Preamble
         Common Shares                                    Preamble
         Company                                          Preamble
         Original Investors                               Preamble


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


         Term                                             Section
         ----                                             -------
         Original Investors Rights Agreement              Preamble
         Original Warrants                                Preamble
         Preferred Shares                                 Preamble
         Securities Purchase Agreement                    Preamble
         Shareholder                                      Preamble
         Shareholders                                     Preamble
         LLC                                              2.04
         Board of Directors                               4.01(a)(ii)
         Notice Period                                    4.01(a)(iii)
         right of overallotment                           4.01(a)(iii)
         FSP                                              5.09(c)
         Mitsui Transaction                               5.09(c)
         Indemnified Person                               6.01(a)
         Company Indemnified Person                       6.01(b)
         indemnified party                                6.01(c)
         Proposed Transferee                              7.01
         Tag-Along Shares                                 7.01
         Change in Control Liquidation Event              9.01(a)(ii)


                                   ARTICLE 2
                        SECURITIES TRANSFER RESTRICTIONS

     Each Holder agrees that Restricted Securities shall not be Transferable except upon the conditions specified in this Article 2, which conditions are intended to insure compliance with the provisions of the Securities Act and state securities laws in respect of the Transfer of any Restricted Security. Shareholder agrees that Common Shares, Convertible Notes and 2002 Warrants held by him shall not be Transferable except upon compliance with the conditions specified in Section 2.05 and Article 7 hereof.

     Section 2.01. Restrictive Legends.

     (a) Unless and until otherwise permitted by this Article 2, each certificate for a Restricted Security issued to a Holder, or to any subsequent transferee of such certificate shall be stamped or otherwise imprinted with a legend in substantially the following form:

          "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT IN COMPLIANCE


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


     THEREWITH. THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER, VOTING AND OTHER MATTERS AS SET FORTH IN THE AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT DATED AS OF MARCH 7, 2002, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM THE COMPANY."

     The Company may order the transfer agent for any Restricted Security to stop the Transfer of any Restricted Security bearing the legend set forth in subsection (a) of this Section 2.01 until the conditions of this Article 2 with respect to the Transfer of such security have been satisfied.

     Section 2.02. Notice Of Proposed Transfer. If, prior to any Transfer of any Restricted Security, the Holder desiring to effect such Transfer delivers to the Company a written notice describing briefly the manner of such Transfer and a written opinion of counsel for such Holder (who may be inside counsel in the case of an institutional holder), provided that such counsel and the form and substance of such opinion are reasonably satisfactory to the Company, or counsel for the Company, to the effect that such Transfer may be effected without the registration of such securities under the Securities Act or registration or qualification under applicable state securities laws or regulations, the Company shall thereupon permit or cause its transfer agent (if any) to permit such Transfer to be effected; provided, that if in such written notice the transferring Holder represents and warrants to the Company that the Transfer is to (i) an Affiliate of the Holder or (ii) a purchaser or transferee whom the transferring holder knows or reasonably believes to be a "qualified institutional buyer", as that term is defined in Rule 144A promulgated under the Securities Act, then in each such case, no opinion shall be required.

     Section 2.03. Termination Of Restrictions.

     (a) Notwithstanding the foregoing provisions of this Article 2, the restrictions imposed by this Article 2 upon the Transferability of Restricted Securities shall terminate as to any particular Restricted Security when (i) such Restricted Security shall have been effectively registered under the Securities Act and sold by the Holder thereof in accordance with such registration; (ii) a written opinion of counsel for the Holder thereof (provided that such counsel, and the form and substance of such opinion, are reasonably satisfactory to the Company) or counsel for the Company to the effect that such restrictions are no longer required or necessary under any federal or state securities law or regulation has been received by the Company;
(iii) such Restricted Security shall have been sold without registration under the Securities Act in compliance with Rule 144 promulgated by the Commission under the Securities Act and the Company is reasonably satisfied that the Holder of the Restricted Security, in accordance with the terms of subsection
(k) of Rule 144 promulgated by the Commission under the


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


Securities Act, shall be entitled to sell such securities pursuant to such subsection; or (iv) a letter or an order shall have been issued to the Holder thereof by the staff of the Commission or the Commission in form and substance reasonably satisfactory to the Company, stating that no enforcement action shall be recommended by such staff or taken by the Commission, as the case may be, if such Restricted Security is transferred without registration under the Securities Act in accordance with the conditions set forth in such letter or order and such letter or order specifies that no restrictions on Transfer are required.

     (b) Whenever the restrictions imposed by this Article 2 shall terminate, as herein above provided, the Holder of any Restricted Securities then outstanding as to which such restrictions shall have terminated shall be entitled to receive from the Company, without expense to such Holder, one or more new certificates for the Restricted Securities so held not bearing the restrictive legend set forth in Subsection (a) of Section 2.01 hereof, as applicable.

     Section 2.04. Non-applicability Of Restrictions On Transfer. Notwithstanding the provisions of Section 2.02 hereof, any Holder may from time to time Transfer all or part of such Holder's Restricted Securities to (i) a nominee identified in writing to the Company as being the nominee of or for such Holder, and any nominee of or for a beneficial owner of Restricted Securities identified in writing to the Company as being the nominee of or for such beneficial owner may from time to time Transfer all or part of the Restricted Securities registered in the name of such nominee but held as nominee on behalf of such beneficial owner, to such beneficial owner, (ii) to an Affiliate of such Holder, or (iii) if such Holder is a partnership, limited liability company ("LLC"), or the nominee of a partnership or an LLC, to a partner, retired partner, or estate of a partner or retired partner, of such partnership or a member, retired member, or estate of a member or retired member of such LLC, so long as such Transfer is in accordance with the transferee's interest in such partnership or LLC and is without consideration; provided, that each such transferee referred to in clauses (i), (ii) and (iii) above shall remain subject to all restrictions on the Transfer of the Restricted Securities herein contained and shall agree in writing to be bound by the other terms and conditions of this Agreement.

     Section 2.05. Shareholder Sales. Prior to March 31, 2002, Shareholder agrees not to Transfer any Common Shares (or any derivative thereof) that he beneficially owns.


                                   ARTICLE 3
                               INFORMATION RIGHTS

     Section 3.01. Financial Statements, Reports, Etc. The Company shall furnish to each Investor:


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     (a) within ninety (90) days after the end of the last quarter in each fiscal year audited consolidated financial statements of the Company including a balance sheet of the Company, if any, and the related statements of income, shareholders' equity and cash flows, prepared in accordance with generally accepted accounting principles, provided that, the Company may comply with this provision by delivering to each Investor a copy of its annual report on Form 10-K for such fiscal year;

     (b) within forty-five (45) days after the end of each quarter in each fiscal year (other than the last quarter in each fiscal year) a balance sheet of the Company, if any, and the related statements of income, shareholders' equity and cash flows, unaudited but prepared in accordance with generally accepted accounting principles and certified by the Chief Financial Officer of the Company, such balance sheet to be as of the end of such quarter and such statements of income, shareholders' equity and cash flows to be for such quarter and for the period from the beginning of the fiscal year to the end of such quarter, in each case with comparative statements for the prior fiscal year, provided that, the Company may comply with this provision by delivering to each Investor a copy of its quarterly report on Form 10-Q for such quarter;

     (c) within thirty (30) days after the end of each month in each fiscal year (other than the last month in each quarter) a summary balance sheet of the Company and the related summary statements of income, shareholder's equity and cash flows, unaudited but prepared in accordance with generally accepted accounting principles;

     (d) at the time of delivery of each quarterly statement pursuant to
Section 3.01(b), a management narrative report explaining all significant variances from forecasts and all significant current developments in staffing, marketing, sales and operations;

     (e) no later than thirty (30) days prior to the start of each fiscal year, capital and operating expense budgets, cash flow projections, income and loss projections and annual business plan for the Company in respect of such fiscal year, all itemized in reasonable detail and prepared on a monthly basis, and, promptly after preparation, any revisions to any of the foregoing;

     (f) promptly following receipt by the Company, each audit response letter, accountant's management letter and other written report submitted to the Company by its independent public accountants in connection with an annual or interim audit of the books of the Company;

     (g) promptly after the commencement thereof, notice of all actions, suits, claims, proceedings, and to the knowledge of the Company, investigations and inquiries that could materially adversely affect the Company, if any;

     (h) promptly upon sending, making available or filing the same, all press releases, reports and financial statements that the Company sends or makes available to its shareholders or files with the Commission; and

     (i) promptly, from time to time, such other information regarding the business, prospects, financial condition, operations, property or affairs of the Company as such Investor reasonably may request.

     Section 3.02. Inspection, Consultation And Advice. The Company shall permit each Investor and such persons as it may designate, at such Investor's expense, to visit and inspect any of the properties of the Company, examine its books and take copies and extracts therefrom, discuss the affairs, finances and accounts of the Company with its officers, employees and public accountants (and the Company hereby authorizes said accountants to discuss with such Investor and such designees such affairs, finances and accounts), and consult with and advise the management of the Company as to its affairs, finances and accounts, all at reasonable times and upon reasonable notice to the Company.

     Section 3.03. Confidentiality Agreement. Each Investor receiving information pursuant to Section 3.01 or 3.02 shall use its best efforts to ensure that any information which is delivered by the Company to such Investor pursuant to Section 3.01 or 3.02 will be kept confidential, not be copied except for internal use and for provision to attorneys, accountants and other fiduciaries with duties to maintain confidentiality, and be used solely to evaluate and protect such Investor's investment in the Restricted Securities, including through the provision of routine reports to any limited partners of the Investors; provided, that the foregoing obligation shall not prohibit any such Investor from divulging any information, whether or not confidential, to any regulatory authority having jurisdiction over such Investor, if such Investor is compelled to do so by any judicial or administrative process or by other requirements of law provided such Investor seeks a protective order with respect to such information, or to any prospective purchaser of Restricted Securities from such Investor so long as such prospective purchaser agrees to be bound by the confidentiality provisions contained herein; and provided, further, that the foregoing obligation shall remain in effect as to any confidential information except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by such Investor, (ii) in the public domain through no fault of such Investor or (iii) later lawfully acquired by such Investor from sources other than the Company other than information known by such Investor to be acquired in violation of an existing confidentiality agreement. The obligation of each Investor to hold any confidential information in confidence shall be satisfied if such Investor exercises the same care with respect to such information as it would take to preserve the confidentiality of its own confidential and proprietary information.


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


                                   ARTICLE 4
                         PRE-EMPTIVE RIGHTS AND WAIVERS

     Section 4.01. Pre-Emptive Rights. (a) Each Investor shall have a preemptive right to purchase all or any portion of an offering by the Company, or any subsidiary of the Company, of any equity security (or any security which is or may become convertible into or exchangeable or exercisable for an equity security) equal to the number or amount of securities being offered, multiplied by a fraction, the numerator of which shall be the number of Common Shares held by such Investor which are Registrable Stock and the denominator of which shall be the number of Common Shares held by all shareholders (including the Investors); provided that, in the case of any such offering by a subsidiary of the Company, if the number of equity securities that the Investors collectively have preemptive rights to purchase from the Company is less than 20% of the equity securities being offered by such subsidiary then the number of equity securities that each Investor has a preemptive right to purchase shall be increased pro rata so that, collectively, the Investors have a preemptive right to purchase at least 20% of such equity securities; provided further that there will be no such preemptive right in the case of (i) shares issued or issuable pursuant to the exercise of options or warrants or the conversion of convertible securities (including the Preferred Shares) that were issued or outstanding on the date hereof; (ii) any shares issued or issuable to officers, directors, employees, agents or consultants of the Company or any subsidiary of the Company, upon exercise of any option granted or to be granted pursuant to any stock option plan or arrangements approved by the Board of Directors of the Company (the "Board of Directors"), or the board of directors of such subsidiary, as the case may be, or any options granted or to be granted thereunder; or (iii) shares issued or issuable in the acquisition by the Company or by a subsidiary of the Company of any other corporation, association, partnership or another entity or the assets or securities thereof. Each Investor shall have such right to purchase when the securities are issued or sold by the Company, or any subsidiary of the Company, on the best terms and conditions as such securities are offered to other purchasers thereof. For purposes of this Section 4.01 it shall be assumed that all securities held by the Investors which may be converted into or exercised for Common Shares have been so converted or exercised. The Company shall give the Investors at least thirty (30) days prior written notice (the "Notice Period") of any proposed securities issuance that would give rise to preemptive rights as contemplated in this Section 4.01 describing the amount and type of securities to be issued, and the price and other terms upon which the Company, or any subsidiary of the Company, proposes to issue the same. Each Investor exercising all of its preemptive rights in such offering shall have a further pro rata right (a "right of over allotment") to purchase the securities refused by any Investor who declines to fully exercise its preemptive right. Each Investor desiring to exercise its preemptive right must notify the Company in writing prior to the close of business on the last day of the Notice Period, stating (i) its intent to


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purchase, (ii) whether or not it intends to exercise its right of over allotment; and (iii) the maximum amount of securities it is willing to purchase.

     (b) In the event that the Investors have not elected pursuant to this
Section 4.01(b) to purchase all of the contemplated offering, the Company shall have ninety (90) days thereafter to sell the securities not elected to be purchased by the Investors at the price and upon the terms no more favorable to the purchasers of such securities than specified in the Company notice hereunder. In the event the Company has not sold some or all of the securities within such ninety (90) day period, the Company shall not thereafter issue or sell any unsold securities without first offering such securities to the Investors in the manner provided above.

     (c) The rights of each Investor under this Article 4 shall be subject to the ability of such Investor to make representations to the Company reasonably required to comply with Rule 506 of Regulation D under the Securities Act in connection with the purchase of any restricted securities.

     Section 4.02. Waivers. (a) Each Original Investor hereby irrevocably waives any and all pre-emptive rights and other similar rights to which such Original Investor may have been entitled pursuant to the Original Investor Rights Agreement, and each 2002 Investor herby irrevocably waives any and all pre-emptive and other similar rights to which such 2002 Investor is entitled pursuant to this Amended and Restated Investor Rights Agreements; provided however, each such waiver is being made solely with respect to the Company's issuance and/or sale of the Convertible Notes, the Initial Notes, the 2002 Warrants and the Mitsui Transaction, as such transaction is described on
Schedule 4.02(a), and/or the sale or issuance of any securities in connection with the conversion, exercise or consummation thereof, as the case may be.

     (b) In consideration for the Company having reduced the conversion price of the Preferred Shares from $12.00 to $6.00, the Original Investors and the 2002 Investors hereby irrevocably waive any and all further adjustments to (i) the Conversion Price (as defined in the Company's Amended Articles of Incorporation) applicable to the Preferred Shares and/or the number of Common Shares into which the Preferred Shares are convertible, (ii) the Conversion Price (as defined in the Convertible Notes or the Initial Notes, as the case may be) applicable to the Convertible Notes and/or the Initial Notes and/or the number of Common Shares into which the Convertible Notes and/or the Initial Notes are convertible, (iii) the Exercise Price (as defined in the Original Warrants) applicable to the Original Warrants, including, but not limited to the anti-dilution provisions contained in paragraphs 8(b), (d) and (j) of the Original Warrants, and (iv) any and all other anti-dilution rights and provisions applicable to the Preferred Shares, the Convertible Notes, the Initial Notes and the Original Warrants which such Original Investors or 2002 Investors, as the case may be, were or may be entitled in connection with the Company's issuance of the Convertible Notes, the Initial Notes and/or the 2002 Warrants, or in connection with the Mitsui Transaction and/or sale or issuance of any securities in connection with the conversion, exercise or consummation thereof, as the case may be; provided, however, such waiver is made solely with respect to the aforementioned transactions, and the Original Investors and the 2002 Investors do not waive their rights with respect to any other transactions.


                                   ARTICLE 5
                              REGISTRATION RIGHTS

     Section 5.01. Registration On Form S-3. The Company shall file with the Commission a shelf Registration Statement on Form S-3 covering all of the shares of Registrable Stock beneficially owned by the Investors and the Company shall use its reasonable best efforts to effect the registration of the Registrable Stock within ninety (90) days of the Convertible Closing (as defined in the Securities Purchase Agreement) in order to permit the sale and distribution of all of the Registrable Stock on a continuous basis under Rule 415; provided, however, that if the Convertible Closing has not occurred by June 30, 2002 the Company shall have an additional obligation to use its reasonable best efforts to effect the registration of the Registrable Stock into which the 2002 Warrants beneficially owned by the Investors (other than the Shareholders) may be exercised within ninety (90) days of such date in order to permit the sale and distribution of all such Registrable Stock on a continuous basis under Rule 415. Except as expressly provided in paragraph 5.01(b), the Company shall use its reasonable best efforts to cause any such Registration Statement and the Registration Statement filed by the Company pursuant to its obligations under the Original Investor Rights Agreement to become and remain effective until such time as each Investor can sell all of its Registrable Stock pursuant to Rule 144 promulgated by the Commission under the Securities Act within a ninety (90) day period.

     (b) Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to make any filing in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in order to effect such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction in the opinion of the Company's counsel. If the Company shall furnish to the Investors a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its shareholders for the Investors to continue to sell or distribute Registrable Stock under the shelf Registration Statement filed by the Company pursuant to paragraph 5.01(a), then the Investors shall cease any such sale or distribution of Registrable Stock for a period not to exceed sixty (60) days as specified by the Company. The Company may not deliver the certificate specified in the preceding sentence more than once in any 360-day period.

     (c) The Investors, in consultation with the Company and subject to the Company's reasonable approval, may designate the managing underwriter(s), if any, of any underwritten distribution made under the shelf Registration Statement filed pursuant to Section 5.01(a) hereof; provided that Morgan Stanley & Co. Incorporated or any successor entity shall be reasonably acceptable to the Company. The Company shall cause its senior management to participate in any "road show" as and to the extent reasonably requested by the managing underwriters.

     Section 5.02. Incidental Registration. At such time when the Company is no longer required to maintain the effectiveness of the shelf registration statement pursuant to Section 5.01(a), each time the Company shall determine to file a Registration Statement in connection with the proposed offer and sale for money of any of its securities by it or any of its securityholders, the Company will give written notice of its determination to the Investors. Upon the written request of the Investors given within thirty (30) days after the giving of any such notice by the Company, the Company will use its reasonable efforts to cause all shares of Registrable Stock which the Investors have requested to register to be included in such Registration Statement, all to the extent requisite to permit the sale or other disposition by the prospective seller of the Registrable Stock to be so registered. If the Registration Statement is to cover an underwritten distribution, the Company shall use its reasonable efforts to cause the Registrable Stock requested for inclusion pursuant to this Section 5.02 to be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters. If, in the good faith judgment of the managing underwriter(s) of such public offering, the inclusion of all of the Registrable Stock requested for inclusion pursuant to this Section 5.02 would interfere with the successful marketing of the shares to be offered, then the number of shares of Registrable Stock to be included in the offering shall be reduced to the required level with the participation in such offering to be pro rata among the Holders thereof requesting such registration, based upon the number of shares of Registrable Stock owned by such Holders; provided that commencing nine months after the date hereof, each Investor shall have a priority right (prior to the Company and any other securityholder) to have included pursuant to this Section
5.02 not less than 30% of the Registrable Stock requested for inclusion by such Investor.

     Section 5.03. Registration Procedures. If and whenever the Company is required by the provisions of Section 5.01 or 5.02 hereof to effect the registration of shares of Registrable Stock under the Securities Act, the Company will, at its expense, as expeditiously as reasonably possible:

     (a) In accordance with the Securities Act and the rules and regulations of the Commission, prepare and file with the Commission a Registration Statement with respect to such securities and use its reasonable efforts to cause such Registration Statement to become and remain effective;

     (b) (i) Prepare and file with the Commission such amendments and supplements to such Registration Statement and prospectus used in connection therewith as may be necessary to keep such Registration Statement effective (x) until the time specified in Section 5.01(a) or (y) in the case of any Registration Statements filed under Section 5.02 for at least one hundred twenty (120) days after the effective date of such Registration Statement; and comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities covered by such Registration Statement during such periods in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Registration Statement;

     (c) If the offering is to be underwritten in whole or in part, enter into a written underwriting agreement in form and substance reasonably satisfactory to the managing underwriter of the public offering and the Investors;

     (d) Furnish to the Investors and to the underwriters such reasonable number of copies of the Registration Statement, preliminary prospectus, final prospectus and such other documents as such underwriters and Investors may reasonably request in order to facilitate the public offering of such securities;

     (e) Use its reasonable efforts to register or qualify the securities covered by such Registration Statement under such state securities or blue sky laws of such jurisdictions (i) as shall be reasonably appropriate for the distribution of the securities covered by such Registration Statement or (ii) as the Investors and the underwriters may reasonably request within twenty (20) days following the original filing of such Registration Statement, except that the Company shall not for any purpose be required to execute a general consent to service of process, to qualify to do business as a foreign corporation in any jurisdiction where it is not so qualified or to subject itself to taxation in such jurisdiction;

     (f) Notify the Investors promptly after it shall receive notice thereof of the date and time when such Registration Statement and each post-effective amendment thereto has become effective or a supplement to any prospectus forming a part of such Registration Statement has been filed;

     (g) Notify the Investors promptly of any request by the Commission or any state securities commission or agency for the amending or supplementing of such Registration Statement or prospectus or for additional information;

     (h) Prepare and file with the Commission, promptly upon the request of the Investors, any amendments or supplements to such Registration Statement or prospectus which, in the opinion of counsel representing the Company in such Registration (and which counsel is Vorys, Sater, Seymour and Pease LLP or another nationally recognized law firm reasonably acceptable to the Investors), is required under the Securities Act or the rules and regulations thereunder in connection with the distribution of the Registrable Stock by the Investors;

     (i) Prepare and promptly file with the Commission, and promptly notify the Investors of the filing of, such amendments or supplements to such Registration Statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, any event has occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

     (j) During the time period during which the Company is required, pursuant to Section 5.03(a), to cause a Registration Statement to be effective, in case the Investors or any underwriter for the Investors is required to deliver a prospectus at a time when the prospectus then in circulation is not in compliance with the Securities Act or the rules and regulations of the Commission, prepare promptly upon request such amendments or supplements to such Registration Statement and such prospectus as may be necessary in order for such prospectus to comply with the requirements of the Securities Act and such rules and regulations;

     (k) Advise the Investors, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission or any state securities commission or agency suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for that purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

     (l) Not file any amendment or supplement to such Registration Statement or prospectus to which counsel for the Investors has reasonably objected on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the Securities Act or the rules and regulations thereunder, after having been furnished with a copy thereof at least three (3) business days prior to the filing thereof (which advance furnishing of copies the Company hereby agrees to);

     (m) At the request of the Investors (i) furnish to the Investors on the effective date of the Registration Statement or, if such registration includes an underwritten public offering, at the closing provided for in the underwriting agreement, an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to the Investors, covering such matters with respect to the Registration Statement, the prospectus and each amendment or supplement thereto, proceedings under state and Federal securities laws, other matters relating to the Company, the securities being registered and the offer and sale of such securities as are customarily the subject of opinions of issuer's counsel provided to underwriters in underwritten public offerings, and (ii) use its best efforts to furnish to the Investors letters dated each such effective date and such closing date, from the independent certified public accountants of the Company, addressed to the underwriters, if any, and to the Investors, stating that they are independent certified public accountants within the meaning of the Securities Act and dealing with such matters as the underwriters may request, or, if the offering is not underwritten, that in the opinion of such accountants the financial statements and other financial data of the Company included in the Registration Statement or the prospectus or any amendment or supplement thereto comply in all material respects with the applicable accounting requirements of the Securities Act, and additionally covering such other financial matters, including information as to the period ending not more than three (3) business days prior to the date of such letter with respect to the Registration Statement and prospectus, as the Investors may reasonably request;

     (n) With respect to any public offering made by any Investor under a Registration Statement filed pursuant to Section 5.02, refrain from making any sale or distribution of its securities except pursuant to any stock option plan or other employee benefit plan, any pre-existing agreement for the sale of such securities or the issuance of securities in connection with future acquisitions or a private placement for at least one hundred twenty (120) days after the closing of the public offering pursuant to such Registration Statement; and

     (o) Use its reasonable best efforts to ensure the obtaining of all necessary approvals from the applicable stock exchange or electronic quotation system.

     Section 5.04. Expenses. (a) With respect to each registration effected pursuant to Section 5.01 or 5.02 hereof, all fees, costs and expenses of and incidental to such registration and the public offering in connection therewith shall be borne by the Company; provided that the Investors shall bear their pro rata share of the underwriting discounts and selling commissions.

     (b) The fees, costs and expenses of registration to be borne as provided in paragraph (a) above, shall include, without limitation, all registration, filing and stock exchange fees, printing expenses, fees and disbursements of counsel and accountants for the Company, all legal fees and disbursements and other expenses of complying with state securities laws in states where the securities are to be registered or qualified and the costs and expenses of the Company relating to investor presentations on any "road-show" undertaken in connection with the marketing of the offering of the securities.

     Section 5.05. Rule 144 Requirements. The Company agrees to:

     (a) comply with the requirements of Rule 144(c) under the Securities Act with respect to current public information about the Company;

     (b) use its reasonable best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

     (c) furnish to any Holder of Registrable Stock upon written request (x) a written statement by the Company as to its compliance with the requirements of said Rule 144(c) and the reporting requirements of the Securities Act or the Exchange Act (at any time after it has become subject to such reporting requirements), (y) a copy of the most recent annual or quarterly report of the Company and (z) such other reports and documents of the Company as such Holder may reasonably request to avail itself of any similar rule or regulation of the Commission allowing it to sell any such securities without registration.

     Section 5.06. Investors' Information. Each Investor agrees to furnish in writing to the Company in a timely manner such information with respect to itself and the distribution of such Registrable Stock as the Company may from time to time reasonably request in writing and as shall be required by law or by the Commission in connection therewith.

     Section 5.07. Transfer Of Registration Rights. Each Investor may at any time Transfer to any Person that acquires at least fifty one percent (51%) of the then outstanding Common Share equivalents then held by such Investor the registration rights set forth in Section 5.01 or 5.02 hereof. Such Transfer shall be subject to the transferee agreeing in writing to be bound by the terms of this Agreement.

     Section 5.08. Hold-back Agreement. If requested by the underwriter, each Investor will agree not to offer, sell, contract to sell or Transfer any Registrable Stock, during the fourteen (14) days prior to, and during the ninety (90) day period beginning on, the effective date of any Registration Statement filed pursuant to Section 5.02 other than the Registrable Stock to be sold pursuant to such Registration Statement.

     Section 5.09. Other Shareholders. (a) The Company may grant to any Person other than the Investors the right to request a registration of securities of the Company under the Securities Act and the right to be included as a selling shareholder in connection with any registration of Registrable Stock; provided, however, that without the consent of Investors holding a majority of the Registrable Stock, the granting of any such rights shall not conflict with or otherwise alter any rights granted under Section 5.01 above and, in all cases, the rights of the Investors to include shares in any Registration Statement shall be given priority over any registration rights granted to other Persons as permitted by this Section 5.09.

     (b) Each Investor hereby irrevocably consents to the Company's grant of registration rights to the minority shareholders of Frontstep (Singapore) Pte Ltd ("FSP") in connection with the repurchase by the Company of the FSP shares held by such minority shareholders (the "Mitsui Transaction") as described in
Schedule 5.09(b).

                                   ARTICLE 6
                                INDEMNIFICATION

     Section 6.01. Indemnification. To the fullest extent permitted by law, the Company will indemnify and hold harmless the Investors and their respective directors, officers, employees, partners, members and Affiliates (each such person, an "Indemnified Person"), whether or not their shares have been sold in the offering, and any underwriter (as defined in the Securities Act) for the Investors, and any person who controls any such underwriter within the meaning of the Securities Act, from and against, and will reimburse the Indemnified Persons and each such underwriter and controlling person with respect to, any and all claims, actions, demands, losses, damages, liabilities, costs and expenses to which any Indemnified Persons or any such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such claims, actions, demands, losses, damages, liabilities, costs or expenses arise out of or are based upon any untrue statement or alleged untrue statement or omission of any material fact contained in a Registration Statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such claim, action, demand, loss, damage, liability, cost or expense is caused by an untrue statement or alleged untrue statement or omission or alleged omission so made in reliance upon information furnished in writing by one or more of the Investors, any such underwriter or any such controlling person for use in the preparation of such Registration Statement, prospectus or any amendment or supplement thereto.

     (b) Each Indemnified Person severally (not jointly), will indemnify and hold harmless the Company, its directors, officers, employees and Affiliates (each such person, a "Company Indemnified Person") from and against, and will reimburse the Company Indemnified Persons with respect to, any and all claims, actions, demands, losses, damages, liabilities, costs or expenses to which any Company Indemnified Person may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue or alleged untrue statement or omission of any material fact contained in a Registration Statement, any prospectus contained therein or any amendment or supplement thereto, or are caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, in each case to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon information furnished in writing by the Indemnified Person for use in the preparation of such Registration Statement, prospectus or any amendment or supplement thereto.

     (c) Promptly after receipt by a party to be indemnified pursuant to the provisions of paragraph (a) or (b) of this Section 6.01 (an "indemnified party") of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of paragraph (a) or (b), notify the indemnifying party of the commencement thereof. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of such paragraph (a) or (b) for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof. No indemnifying party shall be liable to an indemnified party for any settlement of any action or claim without the consent of the indemnifying party. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

                                   ARTICLE 7
                                TAG-ALONG RIGHTS

     Section 7.01. Tag-along Right. If Shareholder desires to sell in any twelve month period ten percent (10%) or more of his shares of capital stock of the Company (the "Tag-Along Shares") to a third-party purchaser (a "Proposed Transferee"), Shareholder shall provide to the Original Investors notice of such intention to sell and of the terms and conditions, including price, of such proposed sale; provided, however, for the avoidance of doubt the Shareholder shall not be required to provide any notice with respect to sales in the open market. Each Original Investor shall have the right to sell to the Proposed Transferee, at the same price per share and on the same terms and conditions as involved in such sale by Shareholder, up to that number of Common Shares then held by such Original Investor (calculated on a fully diluted basis) that equals a portion of the Tag-Along Shares equal to the product of
(i) the Tag-Along Shares multiplied by (ii) a fraction, the numerator of which is the aggregate number of Common Shares then owned by such Original Investor (calculated on a fully diluted basis) and the denominator of which is the aggregate number of Common Shares then owned by all of the Original Investors and the Shareholder (calculated on a fully diluted basis). For the avoidance of doubt, for purposes of this Section 7.01 it shall be assumed that all securities held by the Original Investors which may be converted into or exercised for Common Shares have been so converted or exercised.

     Section 7.02. Notice Of Intent To Participate. If an Original Investor wishes to participate in any sale under this Article 7, such Original Investor shall notify Shareholder and the Company in writing of such intention as soon as practicable after the Original Investor's receipt of the notice made pursuant to Section 7.01, and in any event within twenty (20) days after the date of receipt of the notice.

     Section 7.03. Sale Of Tag-along Shares. Any purchase of less than all of the Tag-Along Shares and the Common Shares (calculated on a fully diluted basis) that the Original Investors are entitled to and elect to sell to the Proposed Transferee pursuant to Section 7.01 and 7.02 hereof, considered collectively, by the Proposed Transferee shall be made from Shareholder and the Original Investors who elect to participate pro rata based upon the relative amount of the shares that Shareholder and the Original Investors who elect to participate are otherwise entitled to sell pursuant to Section 7.01. If the Original Investors do not wish to participate in any sale under this Article 7, Shareholder shall sell to the Proposed Transferee all, or at the option of the Proposed Transferee, any part of the shares proposed to be sold at not less than the price and upon other terms and conditions, if any, not more favorable to the Proposed Transferee than those in the notice provided by Shareholder pursuant to 7.01. If the Tag-Along Shares and the shares of the Original Investors are sold under this Article 7 to any purchaser who is not a party to this Agreement, the Tag-Along Shares and the share of the

Original Investors so sold shall no longer be subject to any of the restrictions imposed by this Agreement, except for any restrictions imposed by
Article 2, which shall continue in force until such time as they lapse pursuant to the terms of such Article 2 or Article 7 hereof.

                                   ARTICLE 8
                             REPRESENTATION RIGHTS

     Section 8.01. Board Of Directors. (a) Each Investor shall vote such Investor's voting securities and shall take all other reasonably necessary or desirable legal actions within its control (whether in such Investor's capacity as a shareholder, director, member of a Board of Directors committee or officer of the Company or otherwise and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all reasonably necessary or desirable legal actions within its control, including in preparation of proxy materials, the recommendation of a management slate of directors in elections for directors, and in proposing and effecting amendments to the articles of incorporation and code of regulations of the Company, so that from the date hereof until May 10, 2004:

          (i) the authorized number of directors on the Board of Directors of the Company shall be eight (8) directors;

          (ii) one Director shall be the designee of FAEF, currently expected to be Mr. Barry Goldsmith, for so long as any of the Preferred Shares, Convertible Notes or Initial Notes (or any Common Shares underlying such securities) held by FAEF are outstanding and held by FAEF;

          (iii) one Director shall be the designee of the MSDW Investors, currently expected to be Mr. Guy de Chazal, for so long as any of the Preferred Shares, Convertible Notes or Initial Notes (or any Common Shares underlying such securities) held by the MSDW Investors are outstanding and held by any MSDW Investor;

          (iv) one Director shall be Lawrence J. Fox, provided that (A) the Convertible Note or Initial Note (or any Common Shares underlying such securities) held by Mr. Fox is outstanding, or (B) Mr. Fox continues to own at least 1,000,000 Common Shares owned by him as of the date hereof;

          (v) the management slate of directors, including the designees of FAEF, MSDW Investors and Mr. Fox, shall be elected to the Board of Directors;

          (vi) at least one of the designees of FAEF or MSDW Investors shall be designated a member of every committee of the Board of Directors existing now or in the future (other than the Corporate Development Committee);

          (vii) the required quorum for Board of Directors action shall be the presence at a Board of Directors meeting of at least a majority of directors, except that a majority of the Directors in office shall constitute a quorum for filling a vacancy in the Board of Directors;

          (viii) all action of the Board of Directors shall require (a) the affirmative vote of at least a majority of the directors at a duly convened meeting of the Board of Directors at which a quorum is present or
     (b) the unanimous written consent of the Board of Directors; provided that in the event there is a vacancy on the Board of Directors and an individual has been nominated to fill such vacancy, the first order of business shall be to fill such vacancy; and provided further that any transaction required to be approved under Section 1701.60 of the Ohio Revised Code (or any provision substituted therefor under Ohio Law) shall be approved in accordance with such provision; and

          (ix) in the event any Director nominated by FAEF or MSDW Investors ceases to serve as a member of the Board of Directors during his or her term of office, FAEF or MSDW Investors, as the case may be, shall be entitled to nominate a designee to fill such vacancy, and the Board of Directors as constituted immediately prior to such time shall designate a replacement director, nominated by FAEF or MSDW Investors, as the case may be, and reasonably satisfactory to the Board of Directors, to fill the remainder of the term of the director who has ceased to be a member of the Board of Directors.

     Section 8.02. Voting. Each Investor hereby agrees to vote all Subject Shares (as defined below) that such Investor is entitled to vote at any meeting of the shareholders of the Company, and any adjournment thereof, at which any such transaction is submitted for the consideration and vote of the shareholders (the "Shareholder Meeting") to approve (i) any merger, consolidation, share exchange or other business combination recommended or approved by a majority of the Directors of the Board of Directors, as currently constituted, provided that such transaction has been approved by a majority of the members of the Corporate Development Committee of the Board of Directors, as currently constituted, except as otherwise provided pursuant to Section 8.02(b) below; and

(ii) any issuance of debt or equity securities issued in connection with any of the transactions contemplated by the 2002 Securities Purchase Agreement or this Amended and Restated Investor Rights Agreement and which are approved by a majority of the Directors of the Board of Directors, as currently constituted.

     (b) Notwithstanding the foregoing, if any transaction contemplated by clause 8.02(a)(i) above has not been approved by a majority of the members of the Corporate Development Committee, as currently constituted, each Investor hereby agrees to vote all Subject Shares (as defined below) that such Investor is entitled to vote at the Shareholder Meeting to approve such transaction recommended or approved by at least two-thirds of the Directors of the Board of Directors, as currently constituted.

     (c) For purposes of determining whether a majority or at least two-thirds of the Directors of the Board of Directors recommended or approved any transaction contemplated by Section 8.02(a) or Section 8.02(b), respectively, the calculation of the vote shall be based upon the following principles:

          (i) The Board of Directors shall use its reasonable best efforts and act in good faith to schedule any meeting at which approval of a transaction contemplated by Section 8.02(a) or Section 8.02(b) is being considered at a time when all Directors can attend either in person or telephonically;

          (ii) If a Director abstains from voting, or in good faith is unable to vote, the percentage vote shall be calculated by dividing the total number of Directors voting to recommend or approve such transaction (excluding abstentions and absences) by the total number of Directors voting (excluding abstentions and absences); and

          (iii) If a vacancy on the Board of Directors occurs for any reason between the date hereof and the date of any such vote, such vacancy shall be filled as soon as is reasonably practicable by a majority vote of the remaining Directors on the Board of Directors; provided, that other than in cases where a Director has been appointed by the MSDW Investors or FAEF, such Director must be approved by the Shareholder, whose approval shall not be unreasonably withheld. Until the relevant vacancy can be filled pursuant to the procedure set forth in the immediately preceding sentence, the percentage vote shall be calculated by dividing the number of Directors voting to recommend or approve such transaction (excluding abstentions and absences and resignations) by the total number of Directors voting (excluding abstentions and absences and resignations).

For purposes of applying the foregoing principles to Section 8.02(a) and
Section 8.02(b), the word "Directors" shall include only those Directors (x) who are on the Board of Directors as of the date hereof and (y) who are replacements to those Directors who are replaced in accordance with Section 8.02(c)(iii).

     (d) In furtherance and not in limitation of the foregoing, each Investor hereby agrees to validly tender and sell and not withdraw, all of such Investor's Subject Shares pursuant to and in accordance with the terms of any tender offer made in connection with any transaction that satisfies Section 8.02(a)(i) or Section 8.02(b).

     (e) Notwithstanding Section 8.02(a) or Section 8.02(b), neither the MSDW Investors nor FAEF shall be obligated to vote in favor of any transaction that adversely affects the rights and preferences of the Preferred Shares, the Initial Notes or the Convertible Notes, and the Shareholders shall not be obligated to vote in favor of any transaction that adversely affects the rights and preferences of the Initial Notes or the Convertible Notes.

     (f) "Subject Shares" means any Common Shares or Preferred Shares beneficially owned, directly or indirectly, by the relevant Investor.

                                   ARTICLE 9
                                 MISCELLANEOUS

     Section 9.01. Term Of Agreement. Except as otherwise provided herein, the provisions of this Agreement shall terminate upon the earliest to occur of any one of the following events:

          (i) the voluntary or involuntary liquidation or dissolution of the Company;

          (ii) the occurrence of a Change-in-Control Liquidation Event (as such term is defined in the Company's Amended Articles of Incorporation);

          (iii) the Investors beneficially own in aggregate less than twenty percent (20%) of the Common Share equivalents purchased by the Investors pursuant to the 2000 Securities Purchase Agreement and the 2002 Securities Purchase Agreement.

     Section 9.02. Severability; Governing Law. If any provisions of this Agreement shall be determined to be illegal or unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio.

     Section 9.03. Injunctive Relief. It is acknowledged that it will be impossible to measure the damages that would be suffered by the parties if any party fails to comply with the provisions of this Agreement. Accordingly, the parties shall be entitled to obtain specific performance of this Agreement and to obtain immediate injunctive relief.

     Section 9.04. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, legal representatives and heirs.

     Section 9.05. Modification Or Amendment. This Agreement or any term hereof may be amended or waived, only with the written consent of the Company and Original Investors holding more than seventy-five percent (75%) of the Common Shares issued or issuable upon conversion of any Restricted Securities; additionally, Section 2.05, Section 8.01(a)(iv) and Article 7 hereof may not be amended or waived without the written consent of Shareholder and Articles 4, 5 and 6 and Section 8.02 may not be amended or waived without the additional written consent of the Shareholders.

     Section 9.06. Aggregation. All Restricted Securities held or acquired by affiliated Persons shall be aggregated for the purpose of determining the availability of any rights under this Agreement.

     Section 9.07. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

     Section 9.08. Notices. All notices to be given or otherwise made to any party to this Agreement shall be deemed to be sufficient if contained in a written instrument, delivered by hand in person, or by express overnight courier service, or by electronic facsimile transmission, or by registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or at such other address as may hereafter be designated in writing by the addressee to the Company:

     If to the Company to:

          Frontstep, Inc.
          2800 Corporate Exchange Drive
          Columbus, Ohio 43231
          Attn: President and Chief Executive Officer
          Fax No.:   (614) 895-2972
     with a copy to:

          Vorys, Sater, Seymour and Pease LLP
          52 East Gay Street
          Columbus, Ohio 43215
          Attn: Ivery D. Foreman, Esq.
          Fax No.: 614-719-4720

     If to Shareholder:

          to his address set forth on the signature pages hereto

     If to any Investor:

          to its address set forth on the signature pages hereto

     with a copy to:

          Davis Polk & Wardwell
          450 Lexington Avenue
          New York, New York 10017
          Attn: John A. Bick, Esq.
          Fax No.: 212-450-3800

     and, if not an addressee of any notice to an Investor, with a copy to:

          Morgan Stanley Dean Witter Venture Partners IV, L.P., at its address set forth on the signature pages hereto

     All such notices shall, when mailed or telegraphed, be effective when received or when attempted delivery is refused.

     Section 9.09. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Investor Rights Agreement to be executed as of the date first above written.


                                            FRONTSTEP, INC.


                                            By: /s/ Daniel P. Buettin
                                               -------------------------------
                                               Name:  Daniel P. Buettin
                                               Title: Vice President and
                                                      Chief Financial Officer


                                            SHAREHOLDER

                                            LAWRENCE J. FOX, in his individual
                                            capacity

                                            /s/ Lawrence J. Fox
                                            ----------------------------------

                                            Address:  10270 Olentangy River Road
                                                      Powell, Ohio 43065

                                            Fax:      614-847-7422

                                         MORGAN STANLEY DEAN WITTER VENTURE
                                         PARTNERS IV, L.P.

                                         MORGAN STANLEY DEAN WITTER VENTURE
                                         INVESTORS IV, L.P.

                                         MORGAN STANLEY DEAN WITTER VENTURE
                                         OFFSHORE INVESTORS IV, L.P.

                                         By: MSDW Venture Partners IV, L.L.C.
                                             as General Partner of the above
                                             limited partnerships

                                         By: MSDW Venture Partners IV, Inc.,
                                             as Member


                                         By: /s/ Guy de Chazal
                                             -----------------------------
                                             Name:  Guy de Chazal
                                             Title: Managing Director

                                         Address:   1221 Avenue of the Americas
                                                    New York, New York 10020

                                         Fax:       212-762-8424

                                         MORGAN STANLEY DEAN WITTER EQUITY
                                         FUNDING, INC.


                                         By: /s/ James T. Keane
                                             ---------------------------
                                             Name:  James T. Keane
                                             Title: Vice President

                                         Address:   1221 Avenue of the Americas
                                                    New York, New York 10020

                                         Fax:       212-762-8424
                                         Attention: Controller

                                         FALLEN ANGEL EQUITY FUND, L.P.,

                                         By: Fallen Angel Capital, L.L.C.,
                                             as its General Partner

                                         By: Barry Goldsmith, as Member


                                         By: /s/ Barry Goldsmith
                                             ----------------------------
                                             Name:  Barry Goldsmith
                                             Title: Member

                                         Address:   125 Half Mile Road
                                                    Redbank, New Jersey 07701

                                         Fax:       732-945-1002

                                         James A. Rutherford, in his individual
                                         capacity

                                         /s/ James A. Rutherford
                                         --------------------------------------

                                         Address:  15 South High Street
                                                   New Albany, Ohio 43054

                                         Fax:      614-855-3922

                                   SCHEDULE I

     The following is a full and complete list of the Original Investors who purchased Series A Convertible Participating Preferred Shares and Original Warrants of the Company on May 10, 2000:

                                          Number of        Number of
              Investor                 Preferred Shares     Warrants       %
-------------------------------------  ----------------    ---------    ------
(a)  Morgan Stanley Dean Witter
     Venture Partners IV, L.P......        271,650          217,320      47.92
(b)  Morgan Stanley Dean Witter
     Venture Investors IV, L.P.....         31,516           25,212       5.56
(c)  Morgan Stanley Dean Witter
     Venture Offshore Investors, L.P.       10,598            8,478       1.87
(d)  Morgan Stanley Dean Witter
     Equity Funding, Inc. .........         86,502           69,202      15.25
(e)  Fallen Angel Equity Fund, L.P.        166,667          133,334      29.40
                                           -------          -------     ------
           Totals..................        566,933          453,546     100.00
                                           =======          =======     ======

                                  SCHEDULE II

                                 2002 Investors

                                                                            Purchase
                                                Principal                   Price        Principal      Purchase
                                                Amount of                   Paid for     Amount of      Price Paid
                                                Initial       Number of     Initial      Convertible    for
                                                Notes         Warrants      Notes and    Notes to be    Convertible
     Name of Investor                           Purchased     Purchased     Warrants     Purchased      Notes
     ------------------------------------------ ----------    ---------     ---------    -----------    -----------
(a)  Morgan Stanley Dean Witter Venture
     Partners IV, L.P.......................... $550,131       220,052      $550,131     $1,283,639     $1,283,639

(b)  Morgan Stanley Dean Witter Venture
     Investors IV, L.P.........................  $63,824        25,530       $63,824       $148,923       $148,923

(c)  Morgan Stanley Dean Witter Venture
     Offshore Investors IV, L.P................  $21,463         8,585       $21,463        $50,080        $50,080

(d)  Fallen Angel Equity Fund, L.P............. $264,582       105,833      $264,582       $617,358       $617,358

(e)  Lawrence J. Fox........................... $450,000       180,000      $450,000     $1,050,000     $1,050,000

(f)  James A. Rutherford....................... $150,000        60,000      $150,000       $350,000       $350,000